                                                                     EXHIBIT 2.1

                          AGREEMENT AND PLAN OF MERGER

          AGREEMENT AND PLAN OF MERGER (this "AGREEMENT"), dated as of September 13, 2000, by and among ManorCare Health Services, Inc., a Delaware corporation ("PARENT"), IHHI Acquisition Corp., a Minnesota corporation and a wholly-owned Subsidiary of Parent (the "PURCHASER"), and In Home Health, Inc., a Minnesota corporation (the "COMPANY" and, together with Purchaser, hereinafter sometimes referred to as the "CONSTITUENT CORPORATIONS").

          WHEREAS, the Board of Directors of Parent (the "PARENT BOARD"), the Board of Directors of Purchaser, Parent as the sole shareholder of Purchaser, and the Board of Directors of the Company, based upon the recommendation of a special committee of its independent directors (the "COMPANY SPECIAL COMMITTEE"), have approved this Agreement, and determined that it is in the best interests of their respective companies and shareholders to consummate this Agreement and the transactions provided for herein;

          WHEREAS, Parent has proposed acquiring the Company by effecting the Merger (as defined herein) pursuant to this Agreement, whereby the shares of the outstanding common stock, par value $.03 per share, of the Company (the "SHARES" or "COMPANY COMMON STOCK"), except as otherwise provided herein, will be converted into cash at a price of $3.70 per Share;

          WHEREAS, Parent is the owner of a majority of the issued and outstanding shares of the Company Common Stock and all of the issued and outstanding shares of the preferred stock of the Company, consisting of 200,000 shares of Series A Preferred Stock, par value $1.00 per share, of the Company (the "SERIES A PREFERRED STOCK"), which shares of Series A Preferred Stock are entitled to vote, together with the shares of Company Common Stock, as a single class with respect to this Agreement and the Merger (with each share of Series A Preferred Stock being entitled to cast 16.67 votes per share); and

          WHEREAS, the Company, Parent and Purchaser desire to make certain representations, warranties, covenants and agreements in connection with the Merger.

          NOW, THEREFORE, in consideration of the foregoing premises and the respective representations, warranties, covenants and agreements set forth herein, the parties hereto agree as follows:

                                   ARTICLE I.
                                   THE MERGER

          Section 1.01 Company Actions.

          (a) The Company hereby approves of the Merger and represents that, upon the recommendation of the Company Special Committee, its Board of Directors, at a meeting duly called and held, has (i) approved this Agreement (including all terms and conditions set forth herein) and the transactions contemplated hereby, including the Merger, determining that the Merger is advisable and that the terms of the Merger are fair to, and in the best interests of, the

Company and its shareholders, (ii) directed that this Agreement and the Merger be submitted to a vote of the shareholders of the Company, and (iii) resolved to recommend that the shareholders of the Company approve and adopt this Agreement and the Merger. The Company represents that Section 302A.673 of the Minnesota Business Corporation Act, as amended (the "MBCA"), does not limit in any respect the transactions contemplated by this Agreement. The Company hereby consents to the inclusion in the Proxy Documents (as defined herein) of the recommendation of its Board of Directors described in clause (iii) of the first sentence of this Section 1.01.

          (b) In connection with the Merger, the Company shall promptly furnish or cause to be furnished to the Parent mailing labels, security position listings and any available listing or computer file containing the names and addresses of the record holders of the Shares as of a recent date, and shall furnish the Parent with such information and assistance as the Parent or its agents may reasonably request in communicating with the shareholders of the Company with respect to the Merger. Except for such steps as are necessary to disseminate the Proxy Documents and subject to the requirements of applicable law, Parent shall, and shall cause the Purchaser to, hold in confidence the information contained in any of such labels and lists and the additional information referred to in the preceding sentence and shall use such information only in connection with the Merger.

          Section 1.02 The Merger. Subject to the terms and conditions of this Agreement and the provisions of the MBCA, at the Effective Time (as defined herein), the Company and the Purchaser shall consummate a merger (the "MERGER") pursuant to which (a) the Purchaser shall be merged with and into the Company and the separate corporate existence of the Purchaser shall thereupon cease, (b) the Company shall be the surviving corporation in the Merger (the "SURVIVING CORPORATION"), its name shall continue to be "In Home Health, Inc." and it shall continue to be governed by the laws of the State of Minnesota, and (c) the separate corporate existence of the Company with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger. Pursuant to the Merger, (x) the Articles of Incorporation of the Purchaser, in the form attached as Exhibit A hereto, shall be the Articles of Incorporation of the Surviving Corporation until thereafter amended as provided by law and such Articles of Incorporation, provided, that Article I of the Articles of Incorporation of the Surviving Corporation shall be amended at the Effective Time, without any further action of the shareholders of the Company or Purchaser, to read in its entirety as follows: "The name of the Corporation is In Home Health, Inc." and (y) the By-laws of the Purchaser, as in effect immediately prior to the Effective Time, shall be the By-laws of the Surviving Corporation until thereafter amended as provided by law, the Articles of Incorporation and such By-laws. The Merger shall have the effects set forth in the MBCA.

          Section 1.03 Effective Time. Parent shall cause the Purchaser to, and the Company shall, execute and file on the Closing Date (as defined in Section 1.04) (or on such later date as Parent and the Company may agree) with the Secretary of State of the State of Minnesota (the "SECRETARY OF STATE") appropriate Articles of Merger (the "ARTICLES OF MERGER") as provided in the MBCA. The Merger shall become effective on the date on which the Articles of Merger are duly filed with the Secretary of State or such later date and time as is agreed upon by the Constituent Corporations and specified in the Articles of Merger, and such date and time is hereinafter referred to as the "EFFECTIVE TIME."

          Section 1.04 Closing. The closing of the Merger (the "CLOSING") shall take place at 10:00 a.m., on a date to be specified by the parties, which shall be as soon as practicable, but in no event later than the third business day, after satisfaction or waiver of all of the conditions set forth in Article VI hereof (the "CLOSING DATE"), at the offices of Latham & Watkins, Sears Tower, Suite 5800, Chicago, Illinois 60606, unless another date, time or place is agreed to in writing by the parties hereto.

          Section 1.05 Directors and Officers of the Surviving Corporation. The directors of the Purchaser and the officers of the Company immediately prior to the Effective Time shall, from and after the Effective Time, be the directors and officers, respectively, of the Surviving Corporation until their successors shall have been duly elected or appointed or qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Articles of Incorporation and By-laws.

          Section 1.06 Shareholders' Meeting.

          (a) As required by applicable law in order to consummate the Merger, the Company, acting through its Board of Directors, shall, in accordance with applicable law: (i) use its reasonable efforts to duly call, give notice of, convene and hold a special meeting of its shareholders (the "SPECIAL MEETING") as soon as practicable following the date of this Agreement for the purpose of considering and taking action upon this Agreement; (ii) prepare and file with the Securities and Exchange Commission ("SEC") a preliminary proxy or information statement relating to the Merger and this Agreement and use its reasonable efforts (x) to obtain and furnish the information required to be included by the federal securities laws (and the rules and regulations thereunder) in the Proxy Statement (as hereinafter defined) and, after consultation with Parent, to respond promptly to any comments made by the SEC with respect to the preliminary proxy or information statement and cause a definitive proxy or information statement (the "PROXY STATEMENT") to be mailed to its shareholders, and (y) to obtain the necessary approvals of the Merger and this Agreement by its shareholders; and (iii) include in the Proxy Statement the recommendation of the Board that shareholders of the Company vote in favor of the approval of the Merger and this Agreement (the Proxy Statement, together with such related materials sent to the Company shareholders, collectively, the "PROXY DOCUMENTS"). The Company shall submit this Agreement and the Merger to a vote of the shareholders of the Company at the Special Meeting whether or not the Board of Directors of the Company or the Company Special Committee determines at any time after its approval of this

Agreement that this Agreement is no longer advisable and recommends that the shareholders of the Company reject this Agreement.

          (b) Parent shall provide the Company with the information concerning Parent and Purchaser required to be included in the Proxy Statement. Parent shall vote, or cause to be voted, all of the shares of Company Common Stock and Series A Preferred Stock then owned by it, the Purchaser or any of its other Subsidiaries and affiliates in favor of the approval of the Merger and of this Agreement.

                                  ARTICLE II.
                            CONVERSION OF SECURITIES

          Section 2.01 Conversion of Capital Stock.

          The manner and basis of converting the shares of capital stock of each of the Constituent Corporations is set forth in this Section 2.01. As of the Effective Time, by virtue of the Merger and without any action on the part of the holders of any shares of Company Common Stock or common stock, par value $.01 per share, of the Purchaser (the "PURCHASER COMMON STOCK"):

          (a) Purchaser Common Stock. Each issued and outstanding share of the Purchaser Common Stock shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, $.01 par value per share, of the Surviving Corporation, which shall constitute the only issued and outstanding shares of capital stock of the Surviving Corporation immediately after the Effective Time.

          (b) Cancellation of Certain Shares. All shares of Company Common Stock owned by any Subsidiary (as defined in Section 3.01) of the Company and any shares of Company Common Stock or Series A Preferred Stock owned by Parent, the Purchaser or any other wholly owned Subsidiary of Parent shall be cancelled and retired and shall cease to exist and no consideration shall be delivered in exchange therefor.

          (c) Conversion of Shares of Company Common Stock. Each issued and outstanding share of Company Common Stock (other than Shares to be cancelled in accordance with Section 2.01(b) and any Dissenting Common Stock (as defined in Section 2.03 hereof)), shall be converted into the right to receive cash in the amount of $3.70, without interest, payable to the holder thereof (the "MERGER CONSIDERATION"), prorated for fractional shares, upon surrender of the certificate formerly representing such share of Company Common Stock in the manner provided in Section 2.02 hereof. All such shares of Company Common Stock, when so converted, shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate representing any such shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration therefor upon the surrender of such certificate in accordance with Section 2.02 hereof, without interest.

          Section 2.02 Exchange of Certificates.

          (a) Paying Agent. Parent shall designate a bank or trust company (the "PAYING AGENT") reasonably acceptable to the Company to make the payments of the funds to which holders of shares of Company Common Stock shall become entitled pursuant to Section 2.01(c) hereof. Prior to the Effective Time, Parent shall take all steps necessary to deposit or cause to be deposited with the Paying Agent such funds for timely payment thereunder. Such funds shall be invested by the Paying Agent as directed by Parent or the Surviving Corporation.

          (b) Exchange Procedures. As soon as practicable after the Effective Time, but in no event more than three (3) business days thereafter, Parent shall cause the Paying Agent to mail to each holder of record of a certificate or certificates, which immediately prior to the Effective Time represented outstanding shares of Company Common Stock (the "CERTIFICATES"), whose shares were converted pursuant to Section 2.01(c) hereof into the right to receive the Merger Consideration, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent and shall be in such form and have such other provisions as Parent and the Surviving Corporation may reasonably specify), and (ii) instructions for use in effecting the surrender of the Certificates in exchange for payment of the Merger Consideration. Upon surrender of a Certificate for cancellation to the Paying Agent, together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration (subject to subsection (f) below), for each share of Company Common Stock (prorated for fractional shares) formerly represented by such Certificate and the Certificate so surrendered shall forthwith be cancelled; provided, however, that such aggregate amount shall be rounded up to the nearest whole cent. If payment of the Merger Consideration is to be made to a person other than the person in whose name the surrendered Certificate is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the person requesting such payment shall have paid any transfer and other taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder of the Certificate surrendered or shall have established to the satisfaction of the Surviving Corporation that such tax either has been paid or is not applicable. Until surrendered as contemplated by this Section 2.02, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration in cash as contemplated by this Section 2.02.

          (c) Lost, Stolen or Destroyed Certificates. In the event that any Certificate or Certificates shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate or Certificates to have been lost, stolen or destroyed, the amount to which such person would have been entitled under Section 2.02(b) hereof but for failure to deliver such Certificate or Certificates to the Paying Agent shall nevertheless be paid to such person; provided, however, that the Surviving Corporation may, in its sole discretion and as a condition precedent to such payment, require such person to give the Surviving Corporation an indemnity agreement in form and substance satisfactory to the Surviving Corporation and if reasonable deemed advisable by the Surviving Corporation, a bond in such sum as it may reasonably direct as indemnity against any claim that may be had against the Surviving

Corporation or Parent with respect to the Certificate or Certificates alleged to have been lost, stolen or destroyed.

          (d) Transfer Books; No Further Ownership Rights in Company Common Stock. At the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of shares of Company Common Stock on the records of the Company. From and after the Effective Time, the holders of Certificates evidencing ownership of shares of Company Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares, except as otherwise provided for herein or by applicable law. If, after the Effective Time, Certificates for Shares subject to Section 2.01(c) are presented to the Surviving Corporation for any reason, they shall be cancelled in exchange for the Merger Consideration for each Share represented by such Certificate as provided in this Article II.

          (e) Termination of Fund; No Liability. At any time following six months after the Effective Time, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any funds (including any interest received with respect thereto) which had been made available to the Paying Agent and which have not been disbursed to holders of Certificates, and thereafter such holders shall be entitled to look only to the Surviving Corporation (subject to abandoned property, escheat or other similar laws) as general creditors thereof with respect to the payment of any Merger Consideration that may be payable upon surrender of any Certificates such shareholder holds, as determined pursuant to this Agreement, without any interest thereon. Notwithstanding the foregoing, neither the Surviving Corporation nor the Paying Agent shall be liable to any holder of a Certificate for Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

          (f) Withholding Taxes. As specified in the Proxy Documents or otherwise required by law, Parent, the Purchaser, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable to a holder of Shares pursuant to the Offer or Merger such amounts as Parent, the Purchaser, the Surviving Corporation or the Paying Agent is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the "CODE"), or any provision of state, local or foreign tax law. To the extent amounts are so withheld by Parent, the Purchaser, the Surviving Corporation or the Paying Agent, the withheld amounts (i) shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares in respect of which the deduction and withholding was made, and (ii) shall be promptly paid over to the applicable taxing authority.

          Section 2.03 Dissenting Common Stock. Notwithstanding any provision of this Agreement to the contrary, if and to the extent required by the MBCA, shares of Company Common Stock which are issued and outstanding immediately prior to the Effective Time and which are held by holders of such shares of Company Common Stock who have properly exercised dissenters' rights with respect thereto in accordance with Sections 302A.471 and 302A.473 of the MBCA and have not withdrawn or lost such rights (the "DISSENTING COMMON STOCK"), shall not be converted into or represent the right to receive the Merger Consideration, and holders of such shares of Dissenting Common Stock shall be entitled to receive payment of the fair value of such shares of Dissenting Common Stock in accordance with the provisions of Section 302A.473 of the MBCA unless and until such holders fail to perfect or effectively withdraw or otherwise lose their rights to dissent and payment under Sections 302A.471 and 302A.473 of the MBCA. If, after the Effective Time, any such holder fails to perfect or effectively withdraws or loses such right, such shares of Dissenting Common Stock shall thereupon be treated as if they had been converted into and to have become, for each such share, at the Effective Time, the right to receive the Merger Consideration, without any interest thereon. Notwithstanding anything to the contrary contained in this Section 2.03, if (i) the Merger is rescinded or abandoned or (ii) the shareholders of the Company do not approve the Merger and the Merger Agreement, then the right of any shareholder to be paid the fair value of such shareholder's shares of Dissenting Common Stock pursuant to
Section 302A.473 of the MBCA shall cease. The Company shall give Parent prompt notice of any notice of intent to demand payment of fair value of any shares of Company Common Stock under Section 302A.473 of the MBCA received by the Company with respect to shares of Dissenting Common Stock, and Parent shall have the right to participate in all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any dissenters' rights or offer to settle or settle any demands made by holders of any shares of Dissenting Common Stock.

          Section 2.04 Company Option Plans. Parent and the Company shall take all actions necessary (including, without limitation, the execution and delivery by the Company and each of the holders of employee stock options to purchase shares of Company Common Stock ("OPTIONS") of one or more agreements of the type described in Section 6.02(g)) to provide that, effective as of the Effective Time, (i) each outstanding Option granted under the Company's 1987 Stock Option Plan and 1995 Stock Option Plan (collectively, the "STOCK PLAN"), whether or not then exercisable or vested, shall be cancelled, and (ii) in consideration of such cancellation, the Company (or, at Parent's option, the Purchaser) shall pay to such holders of Options an amount in cash in respect thereof equal to the sum of (A) Two-Hundred and Fifty Dollars ($250); plus (B) the number of shares of Company Common Stock subject to the unexercised Options to be surrendered by the holder thereof with a purchase or exercise price less than $3.70 per share, multiplied by the difference, if any, between $3.70 and the purchase or exercise price for such Option as set forth in the applicable option agreement; plus (C) the number of shares of Company Common Stock subject to the unexercised Options to be surrendered by the holder thereof with a purchase or exercise price of at least $3.70 per share multiplied by $0.10 (such payment to be net of applicable withholding taxes). As of the Effective Time, the Stock Plan shall terminate and all rights under any provision of any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of the Company or any Subsidiary of the Company shall be cancelled. The Company shall take all action necessary to ensure that, after the Effective Time, no person shall have any right under the Stock Plan or any other plan, program or arrangement with respect to equity securities of the Company, or any direct or indirect Subsidiary of the Company.

                                  ARTICLE III.
                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

          The Company represents and warrants to each of Parent and the Purchaser, as of the date hereof and at the Closing Date, as follows:

          Section 3.01 Corporate Organization. Each of the Company and its Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted. Each of the Company and its Subsidiaries is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not reasonably be expected to have, when aggregated with all other such failures, a Material Adverse Effect (as defined below) on the Company ("COMPANY MATERIAL ADVERSE EFFECT"). As used in this Agreement, (a) the term "MATERIAL ADVERSE EFFECT" means, (i) a material adverse effect on the business, results of operations, financial condition or prospects of such party or any of its Subsidiaries, either individually or in the aggregate, including, without limitation, any adverse effect that results in or gives rise to, or is reasonably likely to result in or give rise to, the creation, incurrence or imposition of any liability, individually or in the aggregate, in excess of $250,000, with respect to such party (including, in the case of the Company, the Surviving Corporation), or (ii) a material adverse effect on the party's ability to consummate the transactions contemplated hereby, and (b) the term "SUBSIDIARY" when used with respect to any party means any corporation, partnership or other organization, whether incorporated or unincorporated, of which (i) at least a majority of the securities or other interests having by their terms voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly beneficially owned or controlled by such party or by any one or more of its subsidiaries, or by such party and one or more of its subsidiaries, or (ii) such party or any subsidiary of such party is a general partner of a partnership or a manager of a limited liability company. The copies of the Articles of Incorporation and Bylaws (or similar organizational documents) of the Company, which have previously been made available to Parent, are true, complete and correct copies of such documents as in effect as of the date of this Agreement and as of the Closing Date.

          Section 3.02 Capitalization.

          (a) The authorized capital stock of the Company consists of 13,333,333 shares of Company Common Stock and 1,000,000 shares of preferred stock, of which 200,000 shares have been designated as Series A Preferred Stock. At the close of business on July 31, 2000, there were 5,540,224 shares of Company Common Stock issued and outstanding and 200,000 shares of Series A Preferred Stock issued and outstanding, all of which issued and outstanding Series A Preferred Stock is owned of record by Parent. As of June 30, 2000, there were 381,385 shares of Company Common Stock issuable upon the exercise of outstanding Options pursuant to the Stock Plan. Except as set forth in Section 3.02(a) of the disclosure schedule of the

Company delivered to Parent concurrently herewith (the "COMPANY DISCLOSURE SCHEDULE"), all of the issued and outstanding shares of Company Common Stock and Series A Preferred Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. Except as set forth in Section 3.02(a) of the Company Disclosure Schedule, since June 30, 2000 the Company has not issued any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock, other than pursuant to the exercise of stock options referred to above and as disclosed in Section 3.02(a) of the Company Disclosure Schedule. Except as set forth above or in Section 3.02(a) of the Company Disclosure Schedule or as otherwise contemplated or permitted by Section 5.01(a) hereof, as of the date of this Agreement there are not and, as of the Effective Time there will not be, any shares of capital stock issued and outstanding or any subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any securities of the Company, including any securities representing the right to purchase or otherwise receive any shares of Company Common Stock or Series A Preferred Stock.

          (b) Except as set forth in Section 3.02(b) of the Company Disclosure Schedule, the Company owns, directly or indirectly, all of the issued and outstanding shares of capital stock of each of its Subsidiaries, free and clear of any liens, charges, encumbrances, pledges, hypothecations, adverse rights or claims and security interests whatsoever (collectively, "LIENS"), and all of such shares are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. None of the Company's Subsidiaries has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any security of such Subsidiary, including any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.

          Section 3.03 Authority.

          (a) The Company has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby, subject to obtaining the approval of holders of a majority of the outstanding shares of Company Common Stock and Series A Preferred Stock, voting together as a single class (with each share of Series A Preferred Stock being entitled to cast 16.67 votes per share) prior to the consummation of the Merger in accordance with Section 302A.613 of the MBCA. The execution, delivery and performance by the Company of this Agreement, and the consummation by it of the transactions contemplated hereby, have been duly authorized by its Board of Directors and, except for obtaining the approval of its shareholders as contemplated by Section 1.06 hereof, no other corporate action on the part of the Company is necessary to authorize the execution and delivery by the Company of this Agreement and the consummation by it of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and, assuming due and valid authorization, execution and delivery hereof by the other parties hereto, is a valid and binding obligation of the Company enforceable against the Company in accordance with its terms.

          (b) The Company Special Committee and Board of Directors of the Company have approved and taken all corporate action required to be taken by the Company Special Committee and Board of Directors, respectively, for the consummation of the transactions contemplated by this Agreement.

          Section 3.04 Consents and Approvals; No Violations.

          (a) Except for (i) the consents and approvals set forth in Section 3.04(a) of the Company Disclosure Schedule, (ii) the filing with the SEC of the Proxy Documents relating to the meeting of the Company's shareholders to be held in connection with this Agreement and the transactions contemplated hereby,
(iii) the filing of the Articles of Merger with the Secretary of State pursuant to the MBCA, (iv) the adoption of this Agreement by approval of holders of a majority of the shares of outstanding Company Common Stock and Series A Preferred Stock, voting together as a single class (with each share of Series A Preferred Stock being entitled to cast 16.67 votes per share) and (v) filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT"), no consents or approvals of, or filings, declarations or registrations with, any federal, state or local court, administrative or regulatory agency or commission or other governmental authority or instrumentality, domestic or foreign (each a "GOVERNMENTAL ENTITY"), are necessary for the consummation by the Company of the transactions contemplated hereby, except for such consents, approvals, filings, declarations or registrations which, if not obtained prior to or at the Closing would not, either individually or in the aggregate, result in or give rise to a Company Material Adverse Effect.

          (b) Except as set forth in Section 3.04(b) of the Company Disclosure Schedule, neither the execution and delivery of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby, nor compliance by the Company with any of the terms or provisions hereof, will (i) conflict with or violate any provision of the Articles of Incorporation or Bylaws of the Company or any of the similar organizational documents of any of its Subsidiaries, or (ii) assuming that the consents and approvals referred to in Section 3.04(a) and the authorization hereof by the Company's shareholders are duly obtained in accordance with the MBCA prior to the Closing Date, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to the Company or any of its Subsidiaries, or any of their respective properties or assets, or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of the Company or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which the Company or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected, except for such conflict, violation, breach or default that would not, either individually or in the aggregate, result in or give rise to a Company Material Adverse Effect.

          Section 3.05 SEC Reports. Since January 1, 1995, the Company has filed, and will at all times prior to the Effective Time file, all required forms, notices, reports, schedules and documents (including all exhibits, schedules, annexes, amendments and supplements thereto) with the SEC (collectively, the "COMPANY REPORTS"), and no such form, notice, report, schedule or document, at the time it was filed or is filed, contained or will contain any untrue statement of a material fact or omitted or will omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading. As of their respective dates, all Company Reports complied (and all SEC Reports filed after the date hereof will comply) in all material respects with all applicable provisions of the Securities Act of 1933, as amended (the "SECURITIES ACT"), and the Exchange Act, and the rules and regulations promulgated thereunder.

          Section 3.06 Financial Statements. Each consolidated balance sheet of the Company (including the related notes and schedules) included in the Company Reports fairly presents, in all material respects, the consolidated financial position of the Company and its Subsidiaries as of the date thereof, and the other financial statements included in the Company Reports (including the related notes, where applicable) fairly present, in all material respects (subject, in the case of the unaudited statements, to audit adjustments normal in nature and amount), the results of the consolidated operations and changes in shareholders' equity and consolidated financial position of the Company and its Subsidiaries for the respective periods or dates therein set forth. Each of such statements has been prepared in accordance with the requirements of the SEC and GAAP consistently applied during the periods involved, except in each case as specifically indicated in such statements or in the notes thereto. The books and records of the Company and its Subsidiaries have been, and will at all times prior to the Effective Time be, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements, except with respect to normal and recurring period end accruals that are made only at the end of each fiscal quarter.

          Section 3.07 Broker's Fees. Neither the Company nor any Subsidiary of the Company nor any of their respective officers or directors on behalf of the Company or such Subsidiaries has employed any financial advisor, broker or finder or incurred any liability for any broker's fees, commissions or finder's fees in connection with any of the transactions contemplated hereby, except, in the case of the Company Special Committee, Houlihan, Lokey, Howard & Zukin Financial Advisors, Inc. ("HOULIHAN LOKEY"). The Company has delivered to Parent a true and complete copy of the engagement letter, dated August 7, 2000, pursuant to which Houlihan Lokey has been engaged by the Special Committee, and Houlihan Lokey is not entitled to any payments from the Company (or the Surviving Corporation) except as specifically provided therein.

          Section 3.08 Absence of Certain Changes or Events. Except as disclosed in the Company Reports filed or press releases of the Company (the "COMPANY RELEASES") issued prior to the date hereof or as set forth in Section 3.08 of the Company Disclosure Schedule, since June 30, 2000, (i) the Company and its Subsidiaries have carried on and operated their respective businesses in all material respects in the ordinary course of business consistent with past practice, and (ii) there has not occurred, nor has the Company or any of its Subsidiaries effected, permitted, authorized or taken any action that has resulted in, or is reasonably likely to result in:

          (a) any event, occurrence or development of a state of circumstances or facts which has had or reasonably would be expected to have a Company Material Adverse Effect;

          (b) any amendment of any material term of any outstanding security of the Company or any of its Subsidiaries;

          (c) any incurrence, assumption or guarantee by the Company or any of its Subsidiaries of any indebtedness for borrowed money other than in the ordinary course of business and in amounts and on terms consistent with past practices;

          (d) any creation or assumption by the Company or any of its Subsidiaries of any Lien on any material asset other than in the ordinary course of business consistent with past practices;

          (e) any making of any loan, advance or capital contributions to or investment in any Person other than loans, advances or capital contributions to or investments in wholly-owned Subsidiaries made in the ordinary course of business consistent with past practices;

          (f) any damage, destruction or other casualty loss (whether or not covered by insurance) affecting the business or assets of the Company or any of its Subsidiaries which, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect;

          (g) any transaction or commitment made, or any contract or agreement entered into, by the Company or any of its Subsidiaries relating to its assets or business (including the acquisition or disposition of any assets) or any relinquishment by the Company or any of its Subsidiaries of any contract or other right, in either case, material to the Company and any of its Subsidiaries taken as a whole, other than transactions and commitments in the ordinary course of business consistent with past practice and those contemplated by this Agreement;

          (h) any change in any method of accounting or accounting practice by the Company or any of its Subsidiaries, except for any such change required by reason of a concurrent change in generally accepted accounting principles;

          (i) any termination, cancellation, acceleration or amendment to any contract, lease, plan or agreement referred to in Section 3.19 of the Company Disclosure Schedule to which the Company or any Subsidiary is a party or pursuant to which any of its assets or properties is bound;

          (j) any (i) grant of any new severance or termination arrangement to any director, officer or employee of the Company or any of its Subsidiaries,
(ii) entering into of any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any director or officer of the Company or any of its Subsidiaries, (iii) increase in benefits payable under any existing severance or termination pay policies or employment agreements or (iv) increase in compensation, bonus or other benefits payable to directors or officers of the Company or any of its Subsidiaries, other than, in the case of this clause (iv), in the ordinary course of business consistent with past practice;

          (k) any labor dispute, other than routine individual grievances, or any activity or proceeding by a labor union or representative thereof to organize any employees of the Company or any of its Subsidiaries, or any lockouts, strikes, slowdowns, work stoppages or threats thereof by or with respect to such employees;

          (l) the opening or closure, whether on a permanent or temporary basis, of any office or facility owned, operated or managed, or to be owned, operated or managed, by the Company or any Subsidiary, or any renewals, terminations, or extensions of any lease with respect thereto;

          (m) any cancellation of any licenses, sublicenses, franchises, permits or agreements to which the Company or any of its Subsidiaries is a party, or any notification to the Company or any of its Subsidiaries that any party to any such arrangements intends to cancel or not renew such arrangements beyond its expiration date as in effect on the date hereof, which cancellation or notification, individually or in the aggregate, has had or reasonably could be expected to have a Company Material Adverse Effect; or

          (n) any event, occurrence or development of the type that, had such event, occurrence or development occurred following the date hereof, would require the consent of Parent pursuant to the second sentence of Section 5.01 hereof.

          Section 3.09 Legal Proceedings; Liabilities.

          (a) Except as set forth in the Company Reports, the Company Releases or in Section 3.09 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to and there are not pending or, to the best of the Company's knowledge, threatened, any legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against the Company or any of its Subsidiaries which, in the aggregate, would reasonably be expected to have a Company Material Adverse Effect, or which challenge the validity or propriety of the transactions contemplated.

          (b) Except as set forth in the Company Reports, the Company Releases or in Section 3.09 of the Company Disclosure Schedule, there is no injunction, order, judgment, decree or regulatory restriction imposed upon the Company, any of its Subsidiaries or the assets of the Company or any of its Subsidiaries which, when aggregated with all other such injunctions, orders, judgments, decrees and restrictions, would reasonably be expected to have a Company Material Adverse Effect.

          (c) Neither the Company nor any of its Subsidiaries has any liabilities (absolute, accrued, contingent or otherwise), except (i) liabilities described in the Company's SEC Reports filed prior to the date hereof or reflected on the Company's consolidated balance sheet (and related notes thereto) as of the end of its most recently completed fiscal quarter filed in the Company SEC Reports, (ii) liabilities incurred since the end of the Company's most recently completed fiscal year in the ordinary course of its business consistent with past practice, and (ii) liabilities disclosed in Section 3.09(c) of the Company Disclosure Schedule.

          Section 3.10 Compliance with Applicable Law.

          (a) Except as disclosed in Section 3.10(a) of the Company Disclosure Schedule, the Company and each of its Subsidiaries hold, and have at all applicable times held, all material licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses and have complied with, and are not in default in any material respect under any, applicable law, statute, order, rule, regulation, and/or written policy or guideline of any Governmental Entity relating to the Company or any of its Subsidiaries.

          (b) Except as disclosed in Section 3.10(b) of the Company Disclosure Schedule, the Company and each of its Subsidiaries has complied in all material respects and is currently in material compliance with each law, license, permit, certificate of need ("CON"), ordinance, or governmental or regulatory rule ("REGULATIONS") to which its business, operations, assets or properties is subject, including any Regulations related to reimbursement for services rendered or goods provided and including any applicable federal or state health care program laws, rules, or regulations, including, but not limited to, those pertaining to improper inducements, gratuitous payments, fraudulent or abusive practices, excessive or inadequate services, false claims and/or false statements, civil money penalties, prohibited referrals, and/or financial relationships, excluded individuals, controlled substances and licensure. Each Facility (as hereinafter defined) holds, possesses or lawfully uses in the operation of its business the licenses, permits, CONs, provider agreements and certifications under Titles XVIII and XIX of the Social Security Act (the "SOCIAL SECURITY ACT," Titles XVIII and XIX of the Social Security Act are hereinafter referred to collectively as the "MEDICARE AND MEDICAID PROGRAMS"), which licenses, permits, CONs, provided agreements and certifications are in substantial compliance with all Regulations. None of the Company or any of its Subsidiaries is in default under any order of any court, governmental authority or arbitration board or tribunal specifically applicable to the Company or any of its Subsidiaries. As of the date hereof, no action has been taken or recommended by any governmental or regulatory official, body or authority, either to: (i) revoke, withdraw or suspend any CON or any license, permit or other authority to operate any of the Facilities; (ii) terminate or decertify any participation of any of the Facilities in the Medicare and Medicaid Programs; or (iii) reduce or propose to reduce the number of licensed beds in any category, nor, as of the date hereof, has there been any decision not to renew any provider agreement related to any Facility. In the event that any such action shall have been taken or recommended subsequent to the date hereof, or if any decision shall have been made not to renew any such provider agreements, the Company hereby agrees to provide notice to Parent of the same and to diligently and in good faith take prompt corrective or remedial action to cure the same. As used in this Agreement, "FACILITY" or "FACILITIES" refers to any office, nursing home, assisted living facility, home health agency, health care center, clinic or pharmacy or other facility or owned, operated, leased or managed by the Company, Parent or any of their respective Subsidiaries.

          (c) All cost reports ("COST REPORTS") required to be filed by the Company or any Subsidiary with respect to the Facilities under the Medicare and Medicaid Programs (or any other applicable governmental or private provider regulations) have been prepared and filed in accordance with applicable laws, rules and regulations. The Company has paid, has caused a Subsidiary to have paid, or has made provision to pay through proper recordation of any net liability, any material overpayments received from the Medicare and Medicaid Programs and any similar obligations with respect to other reimbursement programs in which the Company and its Subsidiaries participate. Section 3.10(c) of the Company Disclosure Schedule sets forth for each Facility the years for which Cost Reports remain to be settled.

          Section 3.11 Company Information. The information relating to the Company and its Subsidiaries to be provided by the Company to be contained in the Proxy Documents, or in any other document filed with any other Governmental Entity in connection herewith, shall not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.

          Section 3.12 Opinion of Financial Advisor. The Company Special Committee has received the opinion of Houlihan, Lokey, Howard & Zukin, financial advisor to the Company Special Committee, to the effect that, as of the date of such opinion, the consideration to be received in the Merger is fair to the holders, other than Parent, of shares of Company Common Stock from a financial point of view.

          Section 3.13 Intellectual Property.

          (a) As used herein, the term "INTELLECTUAL PROPERTY" means all trademarks, service marks, trade names, Internet domain names, e-mail addresses, designs, logos, slogans and general intangibles of like nature, together with goodwill, registrations and applications relating to the foregoing; patents and patent applications, copyrights, including registrations and applications; proprietary computer programs, including any and all software implementations of algorithms, models and methodologies whether in source code or object code form, proprietary databases and compilations, including any and all data and collections of data, all documentation, including user manuals and training materials, related to any of the foregoing and the content and information contained on any website (excluding any off-the-shelf, commercially available shrink-wrapped or pre-installed word processing, spreadsheet, e-mail and similar programs, collectively, "SOFTWARE"); confidential information, customer and supplier lists, price and discount lists, technology, know-how, inventions, processes, formulae, algorithms, models and methodologies (such confidential items, collectively, "TRADE SECRETS") held for use or used in the business of the Company as conducted as of the Closing Date or as presently contemplated to be conducted and any licenses to use any of the foregoing, including those for the benefit of the Company and those granted by the Company to third parties.

          (b) Section 3.13(b) of the Company Disclosure Schedule sets forth, for all Intellectual Property owned by the Company or any Subsidiary of the Company, a complete and accurate list, of all United States and foreign: (i) patents and patent applications; (ii) trademark and service mark registrations (including Internet domain name registrations), trademark and service mark applications and material unregistered trademarks and service marks; and (iii) copyright registrations, copyright applications and material unregistered copyrights.

          (c) Section 3.13(c) of the Company Disclosure Schedule lists all contracts for material Software which is licensed, leased or otherwise used by the Company or any Company Subsidiary, and all Software which is owned by the Company or any Company Subsidiary, and identifies which Software is owned, licensed, leased, or otherwise used, as the case may be.

          (d) Section 3.13(d) of the Company Disclosure Schedule sets forth a complete and accurate list of all agreements granting or obtaining any right to use or practice any rights under any Intellectual Property, to which the Company or any Company Subsidiary is a party or otherwise bound, as licensee or licensor thereunder, including, without limitation, license agreements, settlement agreements and covenants not to sue (collectively, the "LICENSE AGREEMENTS").

          (e) Except as set forth on Section 3.13(e) of the Company Disclosure
Schedule: (i) the Company or Subsidiaries of the Company own or have the right to use all Intellectual Property, free and clear of all Liens; (ii) any Intellectual Property owned or used by the Company or Subsidiary of the Company has been duly maintained, is valid and subsisting, in full force and effect and has not been cancelled, expired or abandoned; (iii) the Company has not received written notice from any third party regarding any actual or potential infringement by the Company or any Subsidiary of the Company of any intellectual property of such third party, and the Company has no knowledge of any basis for such a claim against the Company or any Subsidiaries of the Company; (iv) the Company has not received written notice from any third party regarding any assertion or claim challenging the validity of any Intellectual Property owned or used by the Company or any Subsidiary of the Company and the Company has no knowledge of any basis for such a claim; (v) neither the Company nor any Subsidiary of the Company has licensed or sublicensed its rights in any Intellectual Property, or received or been granted any such rights, other than pursuant to the License Agreements; (vi) to the Company's knowledge, no third party is misappropriating, infringing, diluting or violating any Intellectual Property owned by the Company or any Subsidiary of the Company; (vii) the License Agreements are valid and binding obligations of the Company or any Subsidiary of the Company, enforceable in accordance with their terms, and there exists no event or condition which will result in a violation or breach of, or constitute a default by the Company or any Subsidiary of the Company or, to the knowledge of the Company, the other party thereto, under any such License Agreement; and (viii) the Company and each of the Subsidiaries of the Company takes reasonable measures to protect the confidentiality of Trade Secrets including requiring third parties having access thereto to execute written nondisclosure agreements.

          Section 3.14 Takeover Statutes. The Company has taken all actions necessary such that no restrictive provision of any "fair price," "moratorium," "control share acquisition," "interested shareholder" or other similar anti-takeover statute or regulation (including, without limitation, Section 302A.671 or Section 302A.673 of the MBCA) (each a "TAKEOVER STATUTE") or restrictive provision of any applicable anti-takeover provision in the governing documents of the Company limits or otherwise affects, or at or after the Effective Time will limit or otherwise affect, in any respect, Parent, the Purchaser, the Merger or any other transaction contemplated by this Agreement, the voting by Parent of its shares of Company Common Stock or Series A Preferred Stock with respect to this Agreement or the Merger, or any business combination between the Company and Parent or any affiliate thereof (other than stock purchases following any tender offer by the Parent or any affiliate thereof after the date of this Agreement which would be subject to the Section 302A.675 of the MBCA).

          Section 3.15 No Other Agreements to Sell the Company. Except pursuant to this Agreement, the Company has no legal obligation, absolute or contingent, to any other person to sell any material portion of the assets of the Company or any of its Subsidiaries, to sell any material portion of the capital stock or other ownership interest of the Company or any of its Subsidiaries, or to effect any merger, consolidation or other reorganization of the Company or any of its Subsidiaries, or to enter into any agreement or arrangement with respect thereto.

          Section 3.16 No Shareholders Rights Plan. The Company has not entered into, and its Board of Directors has not adopted or authorized the adoption of, a shareholder rights plan or similar agreement.

          Section 3.17 Tax Returns and Tax Payments. The Company and its Subsidiaries have timely filed (or, as to Subsidiaries, the Company has filed on behalf of such Subsidiaries) all Tax Returns (as defined below) required to be filed by it or obtained valid extensions, which extensions have not yet expired. The Company and its Subsidiaries have paid (or, as to Subsidiaries, the Company has paid on behalf of such Subsidiaries) all Taxes (as defined below) shown to be due on such Tax Returns or has provided (or, as to Subsidiaries, the Company has made provision on behalf of such Subsidiaries for) reserves in its financial statements for any Taxes that have not been paid, whether or not shown as being due on any Tax Returns. Neither the Company nor any of its Subsidiaries has requested any extension of time within which to file any Tax Returns in respect of any taxable year which have not since been filed, except for such extensions that have not yet expired, nor made any request for waivers of the time to assess any Taxes that are pending or outstanding. No claim for unpaid Taxes has been asserted against the Company or any of its Subsidiaries in writing by a Governmental Entity which, if resolved in a manner unfavorable to the Company or any of its Subsidiaries, as the case may be, would result, individually or in the aggregate, in a material Tax liability to the Company and its Subsidiaries taken as a whole. There are no material Liens for Taxes upon the assets of the Company or any Subsidiary except for Liens for Taxes not yet due and payable or for Taxes that are being disputed in good faith by appropriate proceedings and with respect to which adequate reserves have been provided for. No audit of any Tax Return of the Company or any of its Subsidiaries is being conducted by a Governmental Entity. None of the Company or any of its Subsidiaries has made an election under Section 341(f) of the Code. Neither the Company nor any of its Subsidiaries has any liability for Taxes of any individual or entity, including, but not limited to, any corporation, partnership, limited liability company, trust or unincorporated organization (other than the Company and its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any comparable provision of state, local or foreign law) or by other reason of law (including transferee or successor liability), or as a result of any contractual obligation to indemnify any person or entity. As used herein, (a) "TAXES" shall mean all taxes of any kind, including, without limitation, those on or measured by or referred to as income, gross receipts, sales, use, ad valorem, franchise, profits, license, withholding, value added, property or windfall profits taxes, customs, duties or similar fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any Governmental Entity, domestic or foreign, and (b) "TAX RETURN" shall mean any return, report or statement required to be filed with any governmental authority with respect to Taxes.

          Section 3.18 ERISA.

          (a) Section 3.18 of the Company Disclosure Schedule contains a correct and complete list identifying each material "employee benefit plan," as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974 ("ERISA"), each employment, severance or similar contract, plan, arrangement or policy and each other plan or arrangement (written or oral) providing for compensation, bonuses, profit-sharing, stock option or other stock related rights or other forms of incentive or deferred compensation, vacation benefits, insurance (including any self-insured arrangements), health or medical benefits, employee assistance program, disability or sick leave benefits, workers' compensation, supplemental unemployment benefits, severance benefits and post-employment or retirement benefits (including compensation, pension, health, medical or life insurance benefits) which is maintained, administered or contributed to by the Company or any ERISA Affiliate and covers any employees or former employee of the Company or any of its Subsidiaries, or with respect to which the Company or any of its Subsidiaries has any liability. Copies of such plans (and, if applicable, related trust or funding agreements or insurance policies) and all amendments thereto and written interpretations thereof have been made available to Parent together with the most recent annual report (Form
5500) including, if applicable, related trust or funding agreements or insurance policies) and all amendments thereto and written interpretations thereof have been made available to Parent together with the most recent annual report (Form 5500 including, if applicable, Schedule B thereto) and tax return (Form 990) prepared in connection with any such plan or trust. Such plans are referred to collectively herein as the "EMPLOYEE PLANS." For purposes of this Section 3.18, "ERISA AFFILIATE" of any person or entity means any other person or entity which, together with such person or entity, would be treated as a single employer under Section 414 of the Code.

          (b) Neither the Company nor any ERISA Affiliate nor any predecessor thereof sponsors, maintains or contributes to, or has any actual or reasonably likely potential liability under, any Employee Plan subject to Title IV of ERISA (other than a Multiemployer Plan, as defined below). Neither the Company nor any ERISA Affiliate nor any predecessor thereof contributes to, or has any actual or reasonably likely potential liability under, any multiemployer plan, as defined in Section 3(37) of ERISA (a "MULTIEMPLOYER PLAN").

          (c) A current favorable Internal Revenue Service determination letter is in effect with respect to each Employee Plan which is intended to be qualified under Section 401(a) of the Code (or the relevant remedial amendment period has not expired with respect to such

Employee Plan), and the Company knows of no circumstance giving rise to a likelihood that such Employee Plan would be treated as other than qualified by the Internal Revenue Service. The Company has made available to Parent copies of the most recent Internal Revenue Service determination letters with respect to each such Plan. Each Employee Plan has been maintained in compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations, including but not limited to ERISA and the Code, which are applicable to such Plan.

          (d) Except as set forth in Section 3.18 of the Company Disclosure Schedule, the consummation of the transactions contemplated by this Agreement will not (either alone or together with any other event) entitle any employee or independent contractor of the Company or any of its Subsidiaries to severance pay or accelerate the time of payment or vesting or trigger any payment of funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any Employee Plan. To the knowledge of the Company, there is no contract, agreement, plan or arrangements covering any employee or former employee of the Company or any Affiliate that, individually or collectively, could give rise to the payment of any amount that would not be deductible by the Company pursuant to the terms of Sections 162(m) or 280G of the Code.

          (e) Except as set forth in Section 3.18 of the Company Disclosure Schedule, or as reflected on the Balance Sheet, neither the Company nor any Subsidiary has any liability in respect of post-retirement health, medical or life insurance benefits for retired, former or current employees of the Company or its Subsidiaries except as required to avoid excise tax under Section 4980B of the Code.

          (f) There has been no amendment to, written interpretation or announcement (whether or not written) by the Company or any of its affiliates relating to, or change in employee participation or coverage under, any Employee Plan which would increase the expense of maintaining such Employee Plan above the level of the expense incurred in respect thereof for the fiscal year ended September 30, 1999, unless such increase would not individually or in the aggregate, have a Company Material Adverse Effect.

          (g) Neither the Company nor any of its Subsidiaries is a party to or subject to, or is currently negotiating in connection with entering into, any collective bargaining agreement or other contract or understanding with a labor union or labor organization.

          (h) Except as set forth in Section 3.18 of the Company Disclosure Schedule, all contributions and payments accrued under each Employee Plan, determined in accordance with prior funding and accrual practices, as adjusted to include proportional accruals for the period ending as of the date hereof, have been discharged and paid on or prior to the date hereof except to the extent reflected as a liability on the most recent balance sheet filed by the Company with the SEC.

          (i) Except as set forth in Section 3.18 of the Company Disclosure Schedule, there is no action, suit, investigation, audit or proceeding pending against or involving or, to the knowledge of the Company, threatened, against or involving, any Employee Plan before any court or arbitrator or any state, federal or local governmental body, agency or official which would, individually or in the aggregate, have a Company Material Adverse Effect.

          Section 3.19 Material Contracts.

          (a) Except as expressly disclosed in the Company Reports filed prior to the date hereof or in Section 3.19 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to any oral or written (i) agreement, contract, indenture or other instrument relating to the incurrence or guarantee of indebtedness for borrowed money in an amount exceeding $100,000, (ii) partnership, joint venture or limited liability agreement or management with any person, (iii) agreement, contract, or other instrument relating to any merger, consolidation, business combination, share exchange, business acquisition, or for the purchase, acquisition, sale or disposition of any assets of the Company or any of its Subsidiaries outside the ordinary course of business, (iv) other contract, agreement or commitment to be performed after the date hereof which would be a material contract (as defined in Item 601(b)(10) of Regulation S-K of the SEC), (v) contract, agreement or commitment which materially restricts the conduct of any line of business by the Company or any of its Subsidiaries), or (vi) contract, agreement, plan, policy or commitment which requires any payment by the Company or the Surviving Corporation following a change in control of the Company, the termination of any employee of the Company or otherwise in connection with or upon consummation of the transactions contemplated hereby (such contracts, agreements and commitments described in clauses (i) - (vi) are collectively referred to as the "MATERIAL CONTRACTS").

          (b) Except as expressly disclosed in the Company Reports filed prior to the date hereof, (i) each of the Material Contracts is a valid and binding obligation of the Company in accordance with its terms and is in full force and effect and (ii) there is no material breach or violation of or default by the Company or any of its Subsidiaries under any of the Material Contracts, whether or not such breach, violation or default has been waived, and no event has occurred which, with notice or lapse of time or both, would constitute a material breach, violation or default, or give rise to a right of termination, modification, cancellation, foreclosure, imposition of a lien, prepayment or acceleration under any of the Company Material Contracts, which breach, violation or default referred to in clauses (i) or (ii), alone or in the aggregate with other such breaches, violations or defaults referred to in clauses (i) or (ii), would be reasonably likely to have a Company Material Adverse Effect.

          Section 3.20 Insurance. All fire and casualty, general liability, business interruption and product liability insurance policies maintained by the Company or any of its Subsidiaries are in character and amount at least equivalent to that carried by persons engaged in similar businesses and subject to the same or similar perils or hazards.

          Section 3.21 Environmental Matters.

          (a) No notice, notification, demand, request for information, citation, summons, complaint or order has been received by or is pending, or, to the knowledge of the Company or any of its Subsidiaries, threatened by any person against, the Company or any of its Subsidiaries nor has any material penalty been assessed against the Company or any of its Subsidiaries with respect to any (1) alleged violation of any Environmental Law or liability thereunder, (2) alleged failure to have any permit, certificate, license, approval, registration or authorization required under any Environmental Law,
(3) generation, treatment, storage, recycling, transportation or disposal of any Hazardous Substance or (4) discharge, emission or release of any Hazardous Substance, that in the case of (1), (2), (3) and/or (4), would, either individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect.

          (b) No Hazardous Substance has been discharged, emitted, released or, to the knowledge of the Company, is present at any property now or previously owned, leased or operated by the Company or any Subsidiary of the Company, which circumstance, individually or in the aggregate, would reasonably be expected to result in a Company Material Adverse Effect; and

          (c) To the knowledge of the Company, there are no Environmental Liabilities that have had or would reasonably be expected to have a Company Material Adverse Effect.

          (d) There has been no environmental investigation, study, audit, test, review or other analysis conducted of which the Company has knowledge in relation to the current or prior business of the Company or any property or facility now or previously owned or leased by the Company or any of its Subsidiaries which has not been delivered to Parent at least five (5) days prior to the date hereof.

          (e) Except as set forth in Section 3.21 of the Company Disclosure Schedule, neither the Company nor any Subsidiary owns or leases or has owned or leased any real property, or conducts or has conducted any operations, in New Jersey or Connecticut.

          (f) For purposes of this Section 3.21, the following items shall have the meaning set forth below:

              (i) "ENVIRONMENTAL LAWS" means any and all federal, state, local and foreign statutes, laws, judicial decisions, regulations, ordinances, rules, judgments, orders, decrees, codes, plans, injunctions, permits, concessions, grants, franchises, licenses, agreements and governmental restrictions, relating to human health, the environment or to emissions, discharge or releases of pollutants, contaminants or other hazardous substance or wastes into the environment, including without limitation ambient air, surface water, ground water or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants or other hazardous substances or wastes or the clean-up or other remediation thereof.

              (ii) "ENVIRONMENTAL LIABILITIES" means any and all liabilities of or relating to the Company or any of its Subsidiaries, whether contingent or fixed, actual or potential, known or unknown, which (i) arise under or relate to matters covered by Environmental Laws and
          (ii) relate to actions occurring or conditions existing on or prior to the Effective Time; and

              (iii) "HAZARDOUS SUBSTANCES" means any pollutant, contaminant, toxic, radioactive, corrosive or otherwise hazardous substance, material or waste, including petroleum, its derivatives, by-products and other hydrocarbons, or any substance having any constituent elements displaying any of the foregoing characteristics, which in any event is regulated under Environmental Laws.

                                  ARTICLE IV.
             REPRESENTATIONS AND WARRANTIES OF PARENT AND PURCHASER

          Parent and the Purchaser, jointly and severally, represent and warrant to the Company, as of the date hereof and at the Closing Date, as follows:

          Section 4.01 Corporate Organization. Each of Parent and the Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted. Each of Parent and the Purchaser is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not reasonably be expected to have, when aggregated with all other such failures, a Material Adverse Effect on the Parent ("PARENT MATERIAL ADVERSE EFFECT"). The copies of the Articles or Certificate of Incorporation and Bylaws (or similar organizational documents) of the Parent and Purchaser, which have previously been made available to Company, are true, complete and correct copies of such documents as in effect as of the date of this Agreement and as of the Closing Date.

          Section 4.02 Authority. Each of Parent and the Purchaser has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance by Parent and the Purchaser of this Agreement, and the consummation of the transactions contemplated hereby, have been duly authorized by their Boards of Directors and by Parent as the sole shareholder of Purchaser and no other corporate action on the part of Parent and the Purchaser is necessary to authorize the execution and delivery by Parent and the Purchaser of this Agreement and the consummation by them of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Parent and the Purchaser, as the case may be, and, assuming due and valid authorization, execution and delivery hereof by the Company, is a valid and binding obligation of each of Parent and the Purchaser, as the case may be, enforceable against them in accordance with its terms.

          Section 4.03 Consents and Approvals; No Violation.

          (a) Except for (i) the consents and approvals set forth in Section 4.03(a) of the disclosure schedule of the Parent delivered to the Company concurrently herewith (the "PARENT DISCLOSURE SCHEDULE"), (ii) the filing with the SEC of the Proxy Documents, (iii) the filing of the Articles of Merger with the Secretary of State pursuant to the MBCA, and (iv) filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Exchange Act and the Securities Act, no consents or approvals of, or filings, declarations or registrations with, any Governmental Entity are necessary for the consummation by Parent and the Purchaser of the transactions contemplated hereby, other than such other consents, approvals, filings, declarations or registrations that, if not obtained, made or given, would not reasonably be expected to have, in the aggregate, a Parent Material Adverse Effect.

          (b) Except as set forth in Section 4.03(b) of the Parent Disclosure Schedule, neither the execution and delivery of this Agreement by Parent or the Purchaser, nor the consummation by Parent or the Purchaser of the transactions contemplated hereby, nor compliance by Parent or the Purchaser with any of the terms or provisions hereof, will (i) conflict with or violate any provision of the Restated Certificate of Incorporation or Bylaws of Parent, or (ii) assuming that the consents and approvals referred to in Section 4.03(a) are obtained prior to the Closing Date, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Parent or the Purchaser, or any of their respective properties or assets, or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Parent or the Purchaser under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Parent or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected.

          Section 4.04 Legal Proceedings; Liabilities.

          (a) Except as set forth in the any of the forms, notices, reports, schedules or documents (including all exhibits, schedules, annexes, amendments and supplements thereto) filed by Parent, Purchaser or any of their affiliates with the SEC, or any press releases made by any of such entities (collectively, the "PARENT REPORTS AND RELEASES"), neither Parent nor Purchaser is a party to and there are not pending or, to the best of Parent's knowledge, threatened, any legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against the Parent or the Purchaser which, in the aggregate, would reasonably be expected to challenge the validity or propriety of the transactions contemplated.

          (b) Except as set forth in the Parent Reports and Releases, there is no injunction, order, judgment, decree or regulatory restriction imposed upon the Parent, Purchaser or their respective assets which, when aggregated with all other such injunctions, orders, judgments, decrees and restrictions, would reasonably be expected to have a Parent Material Adverse Effect.

          Section 4.05 Broker's Fees. Except as set forth in Section 4.05 of the Parent Disclosure Schedule, neither Parent nor any Subsidiary of Parent nor any of their respective officers or directors on behalf of Parent or such Subsidiaries has employed any financial advisor, broker or finder or incurred any liability for any broker's fees, commissions or finder's fees in connection with any of the transactions contemplated hereby.

          Section 4.06 Purchaser's Operations. The Purchaser was formed solely for the purpose of engaging in the transactions contemplated hereby and has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated hereby.

          Section 4.07 Available Funds. Parent currently has available cash and/or the ability to borrow funds under existing credit arrangements in the ordinary course of business that are adequate to fund Parent's payment obligations pursuant to Section 2.01 and 2.02 of this Agreement.

          Section 4.08 Parent Information. The information relating to Parent and its Subsidiaries and affiliates to be provided by Parent to be contained in the Proxy Documents, or in any other document filed with any other Governmental Entity in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The Proxy Documents (except that no representation is made as to such portions thereof that relate only to the Company or any of its Subsidiaries) shall comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder and the Securities Act and the rules and regulations thereunder, respectively.

                                   ARTICLE V.
                                    COVENANTS

          Section 5.01 Conduct of Businesses Prior to the Effective Time. Except as set forth in Section 5.01 of the Company Disclosure Schedule, as expressly contemplated or permitted by this Agreement, or as required by applicable law, rule or regulation, during the period from the date of this Agreement to the Effective Time, unless Parent otherwise agrees in writing, the Company shall, and shall cause its Subsidiaries to (i) conduct its business in the usual, regular and ordinary course consistent with past practice (ii) maintain and preserve intact its business organization, employees and advantageous business relationships and retain the services of its officers and key employees, and
(iii) refrain from taking, authorizing or permitting any action of the type that would be required to be disclosed pursuant to Section 3.08. Without limiting the generality of the foregoing, and except as set forth in Section 5.01 of the Company Disclosure Schedule, as expressly contemplated or permitted by this Agreement, or as required by applicable law, rule or regulation, during the period from the date of this Agreement to the Effective Time, the Company shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of Parent: (a) (i) issue, sell, grant, dispose of, pledge or otherwise encumber, or authorize or propose the issuance, sale, disposition or pledge or other encumbrance of (A) any additional shares of its capital stock or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for any shares of its capital stock, or any rights, warrants, option, calls, commitments or any other agreements of any character to purchase or acquire any shares of its capital stock or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for, any shares of its capital stock or (B) any other securities in respect of, in lieu of, or in substitution for, any shares of its capital stock outstanding on the date hereof other than pursuant to the proper exercise of stock options or warrants outstanding as of the date hereof; (ii) redeem, purchase or otherwise acquire, or propose to redeem, purchase or otherwise acquire, any of its outstanding shares of capital stock; or (iii) split, combine, subdivide or reclassify any shares of its capital stock or declare, set aside for payment or pay any dividend, or make any other actual, constructive or deemed distribution in respect of any shares of its capital stock or otherwise make any payments to its shareholders in their capacity as such; (b) other than in the ordinary course of business consistent with past practice, incur any indebtedness for borrowed money or guarantee any such indebtedness or make any loans, advances or capital contributions to, or investments in, any other person other than the Company or its Subsidiaries; (c) sell, transfer, mortgage, encumber, lease, license or otherwise dispose of any of its properties or assets to any individual, corporation or other entity other than a direct or indirect wholly owned Subsidiary, or cancel, release or assign any indebtedness to any such person or any claims held by any such person, (i) pursuant to contracts or agreements in force at the date of this Agreement or (ii) pursuant to plans disclosed in writing prior to the execution of this Agreement to the Parent; (d) except for transactions in the ordinary course of business consistent with past practice, make any acquisition or investment either by purchase of stock or securities, merger or consolidation, contributions to capital, property transfers, or purchases of any property or assets of any other individual, corporation or other entity other than a wholly owned Subsidiary thereof; (e) amend its Articles of Incorporation, Bylaws or similar governing documents; (f) enter into, amend, accelerate, vest or modify any employee benefit plan, employment agreement or any other agreement, understanding or arrangement providing for payments by or on behalf of the Company or any of its Subsidiaries; or (g) make any commitment to, take any of the actions prohibited by, or requiring the consent of Parent under, this Section 5.01.

          Section 5.02 No Solicitation.

          (a) The Company shall immediately cease and terminate any existing solicitation, initiation, encouragement, activity, discussion or negotiation with any person or entity conducted heretofore by the Company, its Subsidiaries or any of their respective officers, directors, employees, agents or representatives (collectively, "REPRESENTATIVES") with respect to any proposed, potential or contemplated Acquisition Proposal (as defined herein).

          (b) From and after the date hereof, without the prior written consent of the Purchaser, the Company will not, and will not authorize or permit any of its Subsidiaries or Representatives to, directly or indirectly, solicit, initiate or encourage (including by way of furnishing information) or take any other action reasonably designed to facilitate any inquiries or the making of any proposal which constitutes or would reasonably be expected to lead to an Acquisition Proposal.

          (c) Notwithstanding any other provision hereof, the Company may engage in discussions or negotiations with a third party who (without any solicitation, initiation or encouragement, directly or indirectly, by or with the Company or any of its Representatives) seeks to initiate such discussions or negotiations and may furnish such third party information concerning the Company and its business, properties and assets if, and only to the extent that, (i)(A) the third party has first made a bona fide Acquisition Proposal to the Board of Directors of the Company in writing prior to the date upon which this Agreement and the Merger shall have been approved by the required vote of the shareholders of the Company, (B) the Company's Board of Directors concludes in good faith (after consultation with its financial advisor) that the transaction contemplated by such Acquisition Proposal is reasonably capable of being completed, taking into account all legal, financial, regulatory and other aspects of the Acquisition Proposal and the party making such Acquisition Proposal, and could, if consummated, reasonably be expected to result in a transaction more favorable to the Company's shareholders from a financial point of view than the Merger contemplated by this Agreement (any such Acquisition Proposal, a "COMPANY SUPERIOR PROPOSAL"), and (C) the Company's Board of Directors shall have concluded in good faith, after considering applicable provisions of state law, and after consultation with outside counsel, that such action is required for the Board of Directors to act in a manner consistent with its fiduciary duties under applicable law; (ii) the Company (A) shall as promptly as practicable notify Parent and the Purchaser (1) that the Company has received a bona fide Acquisition Proposal from a third party, (2) that the Company is permitted to furnish information to, or to enter into discussions or negotiations with, such third party pursuant to clause (i) of this Section 5.02(c), and (3) of the identity of the third party making such Acquisition Proposal and of all the terms and conditions of such proposal, and (B) shall keep Parent and the Purchaser reasonably informed of the status and material terms of such Acquisition Proposal; and (iii) the Company shall promptly advise the third party making such Acquisition Proposal that the Company will not participate in negotiations or discussions with or provide information to such Person, unless and until such person authorizes the Company to comply with clause (ii) of this Section 5.02(c).

          (d) Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the preceding sentence by a director or an officer of the Company or any of its Subsidiaries, or any investment banker, attorney or other Representative of the Company or any of its Subsidiaries, whether or not such person is purporting to act on behalf of the Company or any of its Subsidiaries or otherwise, shall be deemed to be a breach of this Section 5.02 by the Company.

          (e) The term "ACQUISITION PROPOSAL" shall mean any proposal or offer (other than by Parent or the Purchaser) for a tender or exchange offer, merger, consolidation or other business combination involving the Company or any Subsidiary of the Company, or any proposal to acquire in any manner an equity interest which could result in such party having a direct or indirect equity interest in or acquiring all or material portion of the assets of the

Company or any Subsidiary of the Company, other than the transactions contemplated by this Agreement.

          Section 5.03 Regulatory Matters. The Company and Parent shall, and Parent shall cause the Purchaser to, take all actions necessary to comply promptly with all legal requirements which may be imposed on it with respect to this Agreement and the transactions contemplated hereby (which actions shall, as applicable, include, without limitation, filing the notification and report form and furnishing all other information required in connection with approvals of or filings with any other Governmental Entity) and shall promptly cooperate with and furnish information to each other in connection with any such requirements imposed upon any of them or any of their Subsidiaries in connection with this Agreement and the transactions contemplated hereby. Each of the Company, Parent and the Purchaser shall, and shall cause its Subsidiaries to, use its best efforts to take all actions necessary to obtain (and shall cooperate with each other in obtaining) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity or other public or private third party required to be obtained or made by Parent, the Purchaser, the Company or any of their respective Subsidiaries in connection with the Merger or the taking of any action contemplated thereby or by this Agreement.

          Section 5.04 Financing. At the Effective Time, Parent and the Purchaser shall have sufficient funds available (through cash on hand and existing credit arrangements or otherwise) to pay the Merger Consideration in respect of all Shares (other than Shares held by Parent of the Purchaser or any of their Subsidiaries or affiliates) outstanding and to pay all fees and expenses related to the transactions contemplated by this Agreement.

          Section 5.05 Publicity. The initial press release with respect to the execution of this Agreement shall be a joint press release reasonably acceptable to Parent and the Company. Thereafter, so long as this Agreement is in effect, neither the Company, Parent nor any of their respective affiliates shall issue or cause the publication of any press release or other announcement with respect to the Merger, this Agreement or the other transactions contemplated hereby without the prior approval of the other party, except as may be required by law, by any listing agreement with a national securities exchange or by any rule or regulation of the NASD (in which event, the non-disclosing party shall nevertheless have the opportunity to review and consult with the disclosing party regarding such disclosure prior to the making thereof).

          Section 5.06 Notification of Certain Matters. The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of
(i) the occurrence, or non-occurrence of any event the occurrence or non-occurrence of which would cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at or prior to the Effective Time, or is of the type which would be required to be disclosed under Section 3.08, and (ii) any material failure of the Company or Parent, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 5.06 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

          Section 5.07 Access to Information. Upon prior notice and subject to applicable laws relating to the exchange of information, the Company shall, and shall cause each of its Subsidiaries to, afford to the officers, employees, accountants, counsel and other representatives of the Parent, and the Purchaser during the period prior to the Effective Time, access to all its properties, books, contracts, commitments and records, and to its officers, employees, accountants, counsel and other representatives and, during such period, the Company shall, and shall cause its Subsidiaries to, make available to the Parent and the Purchaser (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of Federal securities laws and (ii) all other information concerning its business, properties and personnel as the Parent or the Purchaser may reasonably request.

          Section 5.08 Further Assurances. Subject to the terms and conditions of this Agreement, each of Parent and the Company shall use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective, as soon as practicable after the date of this Agreement, the transactions contemplated hereby, including, without limitation, using all reasonable efforts to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated hereby and using all reasonable efforts to defend any litigation seeking to enjoin, prevent or delay the consummation of the transactions contemplated hereby or seeking material damages.

          Section 5.09 Indemnification; Directors' and Officers' Insurance.

          (a) Parent agrees that all rights to indemnification (including advancement of expenses) from the Company existing under Minnesota law on the date hereof in favor of the persons who are officers or directors of the Company and its Subsidiaries on the date hereof or immediately prior to the Effective Time (the "D&O'S") with respect to actions taken in their capacity as directors and officers prior to or at the Effective Time as provided in the respective Articles of Incorporation or by-laws of the Company and its Subsidiaries in effect as of the date hereof shall survive the Merger and shall continue in full force and effect following the Effective Time. To the extent, if any, not provided by a right under one of the parties' directors and officers liability insurance policies, from and after the Effective Time, Parent shall, to the fullest extent permitted by applicable law, indemnify, defend and hold harmless each D&O against all losses, expenses (including reasonable attorneys' fees and expenses), claims, damages or liabilities or amounts paid in settlement arising out of actions or omissions occurring prior to the Effective Time, and whether asserted or claimed prior to, at or after the Effective Time, that are in whole or in part (i) based on or arising out of the fact that such person is or was a director or officer of the Company, or (ii) based on, arising out of or pertaining to the transactions contemplated by this Agreement. In the event of any such loss, claim, damage or liability (whether or not arising before the Effective Time), in addition to any indemnification and hold harmless hereunder, Parent shall pay the reasonable fees and expenses of counsel selected by the D&O's (including counsel selected prior to the date hereof), promptly after statements therefore are received and otherwise advance to such D&O's upon request documented expenses reasonably incurred. Nothing contained herein shall entitle any D&O to any duplicate recovery of any loss, expense, claim, damage or liability. Parent shall not be liable for any settlement incurred without its prior written consent, which consent shall not be unreasonably withheld.

          (b) For a period of six (6) years after the Effective Time, Parent shall cause to be maintained in effect by or on behalf of the Surviving Corporation for the benefit of the D&O's policies of directors' and officers' liability insurance or "run-off" or "tail" coverage at least equivalent in scope and limits of coverage to the current policies maintained by the Company with respect to claims arising from facts or events which occurred prior to or at the Effective Time; provided, however, that in no event shall Manor Care, Inc., a Delaware corporation and the owner of all the issued and outstanding equity interests of Parent, Parent or the Surviving Corporation be obligated to expend, in order to maintain or procure such insurance coverage, (i) if such insurance is purchased as "run off" or "tail" coverage, an amount exceeding twelve (12) times the annual premium of the Company's directors' and officers' insurance policy in effect on the date hereof (the "CURRENT PREMIUM") or (ii) if such insurance is purchased annually, an amount annually more than two (2) times the Current Premium, but in either such case Parent or the Surviving Corporation shall be obligated to purchase a policy with the greatest coverage available for a cost not exceeding such amount.

          (c) For a period of six (6) years after the Effective Time, Parent shall cause Manor Care, Inc. to maintain in effect for the benefit of the D&O's policies of directors' and officers' liability insurance, or "run-off" or "tail" coverage, pursuant to which directors and officers of majority-owned Subsidiaries of Manor Care, Inc. are entitled to coverage (it being acknowledged that such policies currently cover the D&O's), equivalent in scope and limits of coverage to the current policies maintained by Parent with respect to claims arising from facts or events which occurred during the period prior to the Effective Time during which Parent owned a majority of the voting stock of the Company; provided, however, that in no event shall Manor Care, Inc. or Parent be obligated to expend, in order to maintain or procure such insurance coverage,
(i) if such insurance is purchased as "run off" or "tail" coverage, an amount exceeding twelve (12) times the annual premium of the Parent's directors' and officers' insurance policy in effect on the date hereof (the "CURRENT PARENT PREMIUM"), or (ii) if such insurance is purchased annually, an amount annually more than two (2) times the Current Parent Premium, but in either such case Parent shall be obligated to purchase a policy with the greatest coverage available for a cost not exceeding such amount.

          (d) The covenants contained in this Section 5.09 shall survive the Closing, shall continue without time limit and are intended to benefit the Company and each of the indemnified parties.

          (e) No provision in this Section 5.09 shall prohibit or restrict the Parent or the Purchaser from merging the Surviving Corporation with or into another entity for the purpose of changing the jurisdiction of incorporation, organization or formation thereof.

          Section 5.10 Additional Agreements. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of any of the parties to the merger, the proper officers and directors of each party to this Agreement and their respective Subsidiaries shall take all such necessary action as may be reasonably requested by Parent.

          Section 5.11 Actions by Company. Except as otherwise required by applicable law, any actions contemplated to be taken under this Agreement by the Board of Directors of the Company or the Company may be taken by the Company Special Committee on behalf of the Company or its Board of Directors. Notwithstanding any other provisions contained herein, (i) any amendment or modification of, or supplement to, this Agreement that is adverse to the holders of the Company Common Stock shall require the consent of the Company Special Committee and (ii) the waiver of any obligation, covenant, agreement or condition herein, or the giving of any consent or the exercise of any material right thereunder by the Company or its Board of Directors shall require the consent of the Company Special Committee

          Section 5.12 Continuation of Certain Employee Benefits. Except as otherwise required by applicable law, Parent covenants and agrees that it shall cause the Company to continue in full force and effect all employee health and welfare benefits of the Company (but not equity-based employee benefits), as the same are currently in effect, until March 31, 2001.

                                  ARTICLE VI.
                                   CONDITIONS

          Section 6.01 Conditions to Each Party's Obligation To Effect the Merger. The respective obligation of each party to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions:

          (a) Shareholder Approval. This Agreement shall have been approved and adopted by the requisite vote of the holders of Company Common Stock and the Series A Preferred Stock required by applicable law and the Articles of Incorporation of the Company in order to consummate the Merger;

          (b) Statutes; Consents. No statute, rule, order, decree or regulation shall have been enacted or promulgated by any foreign or domestic Governmental Entity or authority of competent jurisdiction which prohibits the consummation of the Merger and all foreign or domestic governmental consents, orders and approvals required for the consummation of the Merger and the transactions contemplated hereby shall have been obtained and shall be in effect at the Effective Time; and

          (c) Injunctions. There shall be no order or injunction of a foreign or United States federal or state court or other Governmental Entity of competent jurisdiction in effect precluding, restraining, enjoining or prohibiting consummation of the Merger.

          Section 6.02 Additional Conditions to Parent's and Purchaser's Obligation to Effect the Merger. In addition to the conditions set forth in
Section 6.01, Parent's and

Purchaser's obligation to effect the Merger shall also be subject to the satisfaction on the Closing Date of each of the following additional conditions:

          (a) Representations and Warranties of the Company. The representations and warranties of the Company shall be true and correct in all material respects, except for representations and warranties that are qualified by materiality or Material Adverse Effect, which shall be true and correct in all respects.

          (b) Compliance With Covenants. The Company and each Subsidiary of the Company shall have complied with or performed all covenants to be complied with or performed by the Company or such Subsidiary pursuant to the terms of this Agreement, including without limitation, those set forth in Article V hereof.

          (c) Dissenting Common Stock. The holders of not more than five percent (5%) of the issued and outstanding shares of Company Common Stock immediately prior to the Effective Time shall have purported to exercise, or delivered notice to the Company of their intention to exercise, dissenters' rights with respect to such Shares (which purported exercise shall include notice of intent to demand payment of fair value of shares of Company Common Stock under Section 302A.473 of the MBCA).

          (d) No Outstanding Options. All Options shall have been cancelled in accordance with the provisions of Section 2.04 hereof.

          (e) No Material Adverse Effect. There shall not have occurred any change, event, development or circumstance that has had, or could reasonably be expected to have, a Company Material Adverse Effect.

          (f) Withdrawal of Recommendation. The Special Committee shall not have withdrawn or rescinded its recommendation that the shareholders vote in favor of this Agreement and the Merger.

          (g) Agreements Regarding Stock Options. The Company shall have entered into written agreements regarding stock options, in form and substance reasonably satisfactory to Parent, with each employee of the Company who currently holds options to purchase shares of Company Common Stock.

          Section 6.03 Additional Conditions to Company's Obligation to Effect the Merger. In addition to the conditions set forth in Section 6.01, the Company's obligation to effect the Merger shall also be subject to the satisfaction on the Closing Date of each of the following additional conditions:

          (a) Representations and Warranties of Parent and Purchaser. The representations and warranties of the Parent and Purchaser shall be true and correct in all material respects, except for representations and warranties that are qualified by materiality or Material Adverse Effect, which shall be true and correct in all respects.

          (b) Compliance With Covenants. The Parent and Purchaser shall have complied with or performed all covenants to be complied with or performed by them pursuant to the terms of this Agreement, including without limitation, those set forth in Article V hereof.

          (c) Deposit of Funds. Parent shall have deposited sufficient funds with the Paying Agent to permit the exchange of all eligible Certificates for Merger Consideration pursuant to Section 2.02 hereof.

          (d) No Withdrawal of Opinion of Financial Advisor. Houlihan, Lokey, Howard & Zukin, financial advisor to the Company Special Committee, shall not have withdrawn their opinion referred to in Section 3.12 prior to the Closing Date.

                                  ARTICLE VII.
                                   TERMINATION

          Section 7.01 Termination. Anything herein or elsewhere to the contrary notwithstanding, this Agreement may be terminated and the Merger contemplated herein may be abandoned at any time prior to the Effective Time, whether before or after shareholder approval thereof:

          (a) by the mutual consent of the Parent Board and the Company Special Committee;

          (b) by either of the Company Special Committee or the Parent: (i) if any Governmental Entity shall have issued an order, decree or ruling or taken any other action (which order, decree, ruling or other action the parties hereto shall use their respective reasonable best efforts to lift), in each case permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and non-appealable; provided that the party seeking to terminate this Agreement shall have used all reasonable efforts to challenge such order, decree or ruling; or (ii) if the Effective Time shall not have occurred by January 31, 2001, unless the Effective Time shall not have occurred because of a material breach of this Agreement by the party seeking to terminate this Agreement;

          (c) by the Parent Board if any of the conditions specified in Sections
6.01 or 6.02 shall not have been satisfied on or prior to the earlier to occur of (i) the Closing Date, or (ii) November 30, 2000; or

          (d) by the Company (but only after the Company has made such payments as are provided for in Section 7.02 and only prior to the approval of this Agreement and the Merger by the Company's shareholders), if (i) the Board of Directors of the Company shall conclude in good faith, after considering applicable state law and consulting with outside legal counsel, that failure to enter into a definitive agreement with respect to a Company Superior Proposal would result in the non-compliance by the Board of Directors of the Company with its fiduciary duties to the shareholders of the Company under applicable law,
(ii) simultaneously with such termination, the Company shall enter into a definitive and binding acquisition or similar agreement with respect to such Company Superior Proposal and (iii) the Company shall have notified Parent and the Purchaser in writing at least five (5) business days prior to the earlier of such determination by the Board of Directors of the Company and the entering into such definitive and binding agreement; provided, however, that such termination under this Section 7.01(d) shall not be effective until the Company shall have made payment of such amounts as are provided for in Section 7.02).

          Section 7.02 Effect of Termination. In the event of the termination of this Agreement as provided in Section 7.01, written notice thereof shall forthwith be given to the other party or parties specifying the provision hereof pursuant to which such termination is made in accordance with the terms thereof, and this Agreement shall forthwith become null and void, and there shall be no liability on the part of the Parent or the Company; provided, however, that nothing in this Section 7.02 shall relieve any party of liability for fraud or for breach of this Agreement (other than a breach of this Agreement arising solely out of the inaccuracy of a representation or warranty of the Company that was accurate when made on the date hereof and which inaccuracy was not caused by any willful and intentional actions or omissions by the Company); provided, further, that in the event that the Company terminates this Agreement pursuant to Section 7.01(d), then, simultaneously with, and as condition precedent to, such termination, the Company shall pay to Parent, by wire transfer of immediately available funds, cash in an amount equal to the sum of (a) all reasonable out of pocket costs and expenses (including, without limitation, all fees, expenses and disbursements of counsel, accountants, investment bankers, experts and other consultants and advisors to Parent and/or the Purchaser) incurred by or on behalf of Parent and/or the Purchaser in connection with or related to this Agreement and the transactions contemplated hereby, including, without limitation, the Merger, plus (b) $70,000 (which amount the parties agree are reasonable liquidated damages and not a penalty).

                                 ARTICLE VIII.
                                 MISCELLANEOUS

          Section 8.01 Amendment and Modification. Subject to applicable law, this Agreement may be amended, modified and supplemented in any and all respects, whether before or after any vote of the shareholders of the Company contemplated hereby, by written agreement of the parties hereto (which, in the case of the Company, shall require approval of its Board of Directors upon the recommendation of the Company Special Committee), at any time prior to the Closing Date with respect to any of the terms contained herein, provided that after approval of the Agreement by the shareholders of the Company, the amount of the Merger Consideration shall not be decreased and the form of the Merger Consideration shall not be altered without the approval of the shareholders of the Company.

          Section 8.02 Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement, the Company Disclosure Schedule, the Parent Disclosure Schedule or in any other schedule, instrument or other document delivered pursuant to this Agreement shall survive the Effective Time.

          Section 8.03 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or sent by an overnight courier service, such as Federal Express, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

          (a)  if to Parent or the Purchaser, to:

               c/o Manor Care, Inc.
               333 North Summit Street
               P.O.  Box 10086
               Toledo, Ohio  43699
               Attention:  Paul A.  Ormond and R.  Jeffrey Bixler
               Telephone No.: (419) 252-5500
               Telecopy No.: (419) 252-5599

               with a copy to:

               Latham & Watkins
               Sears Tower, Suite 5800
               Chicago, Illinois  60606
               Attention:  Michael D.  Levin
               Telephone No.: (312) 876-7700
               Telecopy No.: (312) 993-9767

          (b)  if to the Company, to:

               In Home Health, Inc.
               601 Carlson Parkway, Suite 500
               Minnetonka, Minnesota  55305
               Attention:  Chairman
               Telephone No.: (612) 449-7500
               Telecopy No.: (612)-449-7599

               with a copy to:

               Leonard, Street and Deinard
               150 South Fifth Street, Suite 2300
               Minneapolis, Minnesota 55402
               Attention:  Morris M. Sherman
               Telephone No.: (612) 335-1561
               Telecopy No.: (612) 335-1657

               with a copy to:

               Lindquist & Vennum P.L.L.P.

               4200 IDS Center
               Minneapolis, Minnesota 55402
               Attention:  Richard D. McNeil
               Telephone No.: (612) 371-3211
               Telecopy No.: (612) 371-3207

          Section 8.04 Entire Agreement; Third Party Beneficiaries. This Agreement (including the Company Disclosure Schedule, the Parent Disclosure Schedule and each other schedule, instrument and other document delivered pursuant hereto) and that certain confidentiality agreement, dated as of July 10, 2000 between the Company and the Parent (including the documents and the instruments referred to herein and therein): (a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, and (b) except as provided in Sections 1.02, Section 2.04 and Section 5.09, are not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

          Section 8.05 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

          Section 8.06 Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Minnesota without giving effect to the principles of conflicts of law thereof or of any other jurisdiction.

          Section 8.07 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, except that the Purchaser may assign, in its sole discretion, any or all of its rights, interests and obligations hereunder to Parent or to any direct or indirect wholly owned Subsidiary of Parent. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

          Section 8.08 Headings; Construction. The descriptive headings used herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement. "Include," "includes," and "including" shall be deemed to be followed by "without limitation" whether or not they are in fact followed by such words or words of like import.

          Section 8.09 Waiver. Any party hereto may waive any condition to its obligations hereunder, or any breach, default or misrepresentation of any other party hereunder (which, in the case of a waiver by the Company, shall require the approval of its Board of Directors upon the recommendation of the Company Special Committee); provided, however, that no waiver by any party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

          Section 8.10 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.





                            [SIGNATURE PAGE FOLLOWS]

          IN WITNESS WHEREOF, Parent, the Purchaser and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

                                 MANORCARE HEALTH SERVICES, INC.


                                 By:  /s/ Paul A. Ormond
                                      ------------------------------------------
                                      Name:  Paul A. Ormond
                                      Title: Chairman, President and Chief
                                             Executive Officer

                                 IHHI ACQUISITION CORP.


                                 By:  /s/ Paul A. Ormond
                                      ------------------------------------------
                                      Name:  Paul A. Ormond
                                      Title: President


                                 IN HOME HEALTH, INC.


                                 By:  /s/ C. Michael Ford
                                      ------------------------------------------
                                      Name:  C. Michael Ford
                                      Title: Chairman, and Interim President and
                                             Chief Executive Officer







                                      S-1